Exhibit (s)

Calculation of Filing Fee Tables

Form N-2
(Form Type)

GOLUB CAPITAL PRIVATE CREDIT FUND
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares	457(o)	$5,000,000,000	—	$5,000,000,000	0.0001102	$551,000	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry-Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
		Total Offering Amounts				$5,000,000,000	—	$551,000	—	—	—	—
		Total Fees Previously Paid							—	—	—	—
		Total Fee Offsets							—	—	—	—
		Net Fee Due						$551,000	—	—	—	—

(1)	Being registered pursuant to this Registration Statement.

(2)	Calculated pursuant to Rule 457(o) and paid in connection with the filing of this Registration Statement.